UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 29, 2005

Empire Energy Corporation International

(Exact name of registrant as specified in its charter)

           Nevada                        1-10077                       87-0401761

(State or other jurisdiction      (Commission                (IRS Employer

             of incorporation)              File Number)               Identification No.)

16801 W. 116th Street, Suite 100

Lenexa, Kansas  66219

(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code: (913) 469-5615

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12))

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement

On September 28, 2005 Empire through its wholly owned subsidiary Great South Land Minerals, Ltd (GSLM) entered into a seismic services contract with Terrex Seismic headquartered in Perth, Western Australia, to commit additional anticipated expenditure of up to AUD$6.0 Million over the next year. During the past year, GSLM and Empire have been involved in intensive planning and negotiations for this 1,147 line kilometer regional seismic survey in the Tasmania Basin (TB02) over GSLM’s Special Exploration License (SEL)13/98.  Scouting and line positioning work will commence mid-October with seismic recording scheduled to commence mid-January 2006.

Item 8.01      Other Events

Empire Energy Corporation International (“Empire” or the “Company”) issued a press release on Thursday September 29, 2005, to announce that the Company has entered into a seismic services contract to commit additional anticipated expenditure of up to AUD$6.0 Million over the next year

Empire also issued a press release on Friday September 30, 2005, to announce that an independent report commissioned by Zeehan Zinc Ltd (ZZ) has identified a measured, indicated and inferred resource of 6,781,510 metric tons of ore at mine sites near Zeehan, Tasmania (Australia).  The ore, which averages 5.1 per cent lead, 4.8 per cent zinc and 52 grams per metric ton of silver, has a gross, in ground potential value at today’s metal prices and US currency exchange rate of more than $A1.1 billion (Australian dollars).  Empire recently acquired 37.5 per cent of ZZ through a subsidiary and has entered into an agreement that may increase, subject to certain conditions, Empire’s shareholding to 100 per cent.  Malcolm Bendall is President and CEO of Empire and Chairman and shareholder of ZZ.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits.  The following exhibits are furnished as part of this report:

Exhibit Number	Description

10.1	Seismic Services Agreement dated September 28, 2005
99.1	Press Release dated September 29, 2005
99.2	Press Release dated September 30, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE ENERGY CORPORATION INTERNATIONAL

Date:  September 30, 2005

By:  /s/ Malcolm Bendall

Malcolm Bendall

Director

EXHIBIT INDEX

Exhibit Number	Description

10.1	Seismic Services Agreement dated September 28, 2005
99.1	Press Release dated September 29, 2005
99.2	Press Release dated September 30, 2005

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